EXHIBIT 10.23

                                  AGREEMENT


     THIS AGREEMENT is made effective the 29th day of December 2005 by and between Bion Environmental Technologies, Inc. ('Bion') (collectively Bion, together with the other subsidiaries of Bion, are sometimes referred to as the 'Bion Companies') and Mark A. Smith ('MAS').

     WHEREAS Bion desires that the services of MAS to the Bion Companies continue on the terms and conditions set forth in this Agreement;

     AND WHEREAS MAS desires to provide to the Bion Companies his services on the terms and conditions set forth in this Agreement;

     NOW THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth, Bion does hereby agree to engage/employ MAS upon the terms and conditions set forth in the following paragraphs:

     1) Term: The Term of MAS's services to the Bion Companies as extended by this Agreement shall run through March 31, 2007 ('Term') during which Term MAS's services to the Bion Companies shall be the primary employment of MAS as set forth in the following provisions:

          a) MAS shall continue to provide his services to the Bion Companies on a consulting basis through March 31,2006;

          b) Commencing April 1, 2006, MAS shall provide his services to the Bion Companies as an employee of Bion;

          c) During the Term, MAS shall continue to serve as Director, President and General Counsel of Bion (and each of the Bion Companies), which positions may be altered as the Bion Companies engage/hire additional senior management personnel.

     2)   Compensation:

          a) Compensation from Bion to MAS for his consulting services through March 31, 2006 shall continue on the same deferred/accrued convertible basis as has existed to date;

          b) Commencing April 1, 2006, MAS shall be compensated for his services as an employee of Bion on a 'cash' salary basis (with normal withholding, etc.) at the rate of $12,500 per month for the balance of the Term; provided however, that until the Bion Companies complete their next financing, such salary shall be accrued and deferred pending closing of such financing;

          c) As to the deferred compensation owed to MAS by Bion for past services and services through March 31, 2006 ('DComp'), DComp shall continue to be deferred and: I) MAS has the right to convert DComp, in whole or in part, into the common stock of Bion at market price (but with a cap to the conversion price of $2.00 per share (equitably adjusted) in the event that market price is greater than $2.00 per share on the date of conversion) at any date subsequent to July 1, 2007; II) Bion has the right to convert the DComp, in whole or in part, to its common stock on the same terms on any date after January 1, 2008; III) Bion and MAS may agree to convert the DComp, in whole or in part, on the same terms at any date; IV)MAS and Bion hereby agree to convert $_0,000 of the currently accrued DComp; to _0,000 shares of Bion's common stock effective December 31, 2005; V) any partial conversion of DComp shall be deemed to represent the earliest remaining accrued portion of the Dcomp; & VI) the DComp shall accrue interest at 6% per annum;

          d) MAS shall receive a bonus of $12,500 in consideration of his agreement to the extension set forth herein (Mark A. Smith);

          e)   Bion shall reimburse MAS for expenses on a regular basis;

          f) Bion shall purchase, or reimburse MAS for the expense of, health insurance for a period of 18 months commencing during January 2006.

     3) Warrants: Bion shall sell to MAS, in aggregate, 125,000 warrants at a price of $.10 per warrant, each of which Warrants may be exercised to purchase one share of Bion common stock for a period commencing January 1, 2007 and ending December 31, 2010 at an exercise price of $4.25 per share.

     4) Confidentiality/Proprietary Information: MAS will abide by the terms and provisions of existing confidentiality/proprietary information agreements and shall execute and abide by the terms and provisions of any additional Confidentiality/Proprietary Information Agreement reasonably requested by Bion .

     5)   Miscellaneous:

          a) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns and any person acquiring, whether by merger, consolidation, liquidation, purchase of assets or otherwise, all or substantially all of a party's equity or assets and business.

          b) It is the intention of the parties hereto that this Agreement and the performance hereunder and all suits and special proceedings connected herewith be construed in accordance with and pursuant to the laws of the State of Colorado and that in any action, special proceeding or other proceeding that may be brought arising out of, in connection with, or by reason of this Agreement, the laws of the State of Colorado shall be applicable and shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted.

          c) Any claim or controversy, which arises out of or relates to this Agreement, or breach of it, shall be settled by arbitration.

          d) Should any party hereto waive breach of any provision of this Agreement, that waiver shall not operate or be construed as a waiver of any further breach of this Agreement.

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          e)   In the event that any one or more of the provisions of this
Agreement or any portions there under is determined to be invalid, illegal, or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

          f) This Agreement shall constitute the entire agreement between the parties hereto oral modifications of the Agreement shall have no effect. This Agreement may be altered only by a written agreement signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

Bion Environmental Technologies, Inc.


By: /s/ Mark A. Smith

    /s/ Mark A. Smith
    Mark A. Smith


































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